Exhibit 10(o)

PITNEY BOWES INC.
Pitney Bowes Director Equity Deferral Plan

I.	Establishment and Purpose

The purpose of the Pitney Bowes Director Equity Deferral Plan (“Plan”) is to allow Directors of Pitney Bowes Inc. (“Company”) who receive equity awards, such as stock units (“Units”), as part of their Director compensation under the Pitney Bowes Inc. Director Stock Plan as amended and restated as of May 12, 2014 or any subsequent approved stock plan(s), to defer settlement of those equity awards until termination of service or retirement from the Company’s Board of Directors. The plan was approved by the Board of Directors November 8, 2013 effective May 12, 2014. The Plan is intended to comply with the rules under the Internal Revenue Code and specifically Section 409A (“IRC 409A”).

II.	Eligibility to Participate

A Director becomes eligible to participate in this Plan upon election or appointment to the Company’s Board of Directors.

III.	Deferral Election

A Director shall submit a deferral election on an approved form furnished by the Company regarding an equity award. The election generally must be made in the year prior to the year that the award is approved by the Board or upon commencement of Board service. The Board may set up procedures to accept deferral elections at such other times as are consistent with IRC 409A such as: (1) elections for newly eligible Directors, where the election is to be made within 30 days of initial eligibility, and (2) performance based compensation deferral elections, where the election can be made up to six months before the end of the performance period if (a) the Director performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established and (b) the satisfaction of the performance criteria is not readily ascertainable as of the time the election is made. A deferral election will not be allowed for awards or portions thereof that otherwise would vest and be settled within 12 months of the election, unless specifically allowed under the Plan and under IRC 409A.

An election to defer the settlement of an award must include the entire award type made on that award date. That is, a Director cannot defer only part of an award type, but can elect to defer all of an award type in one year and none the next year.

The Company may allow Directors to elect a modification of a prior election but only if the modification is made more than 12 months prior to when the settlement would otherwise occur and does not take effect for at least 12 months from the date of the modification election. Where the modification is deemed a subsequent election under IRC 409A, the deferral period or award settlement date is postponed by five years from the original Default Settlement Date or elected distribution date, as applicable.

Once a deferral election is made, the election may not be revoked and the deferral period may not be accelerated except as provided under this Plan document.

A Director’s deferral election will be cancelled (1) for the balance of the Plan Year in which an unforeseeable emergency payment is made and (2) during the period in which the Director is unable to perform duties of his or her position or substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months.

IV.	Deferral Term

A Director may elect to defer settlement of an equity award to termination of service or retirement from the Company’s Board of Directors

V.	Settlement

Settlement of deferred equity Units means the conversion of an equity Unit into a full unrestricted share of Company common stock and the distribution of such shares to the Director, to the extent allowable under law. Fractional shares at settlement will either be payable in cash or used for additional withholding taxes.

The Plan’s Default Date of Settlement is the month immediately following the third month after the Director’s termination or retirement from Board service. If the Director elects settlement over a ten-year period following termination or retirement from Board service the settlement shall be made in equal share installments with the first settlement being made during the fourth month following the Director’s termination or retirement from Board service and each successive installment being in the same month in successive calendar years. Installment payments shall be treated as a single form of payment under the Plan.

VI.	Vesting

Equity Awards shall vest in accordance with the underlying equity award terms. Directors who submit a deferral election are deferring the settlement, not the vesting, of such awards to the deferral date elected or allowed under this Plan.

VII.	Dividend Equivalents

The underlying equity award shall specify when and if dividends or dividend equivalents are payable under the equity award. Dividend equivalents on deferred awards will be paid out to the Directors quarterly within 30 days of the dividend payment date on outstanding Company stock.

VIII.	Voting Rights

Deferred equity awards are considered notional or phantom shares and do not carry voting rights until they are settled into common shares at the end of the deferral period.

IX.	Death

In the event of a Director’s death, vested deferred Units will be settled and converted in Company common stock within 90 days of the Director’s death and will be payable to the Director’s estate unless the Director has designated in writing a specific beneficiary(ies).

X.	Change of Control

If a Change of Control of Pitney Bowes Inc. meets the requirements of IRC Section 409A, deferred equity Units will be converted into Company common stock upon the Change of Control. Change of Control shall be defined as in the Pitney Bowes Inc. Directors’ Stock Plan.

XI.	Tax Withholding

Withholding from the award settlement into common stock will occur only if and to the extent required by federal, state, local or foreign law.

XII.	Amendment

Except for non-material administrative changes which can be made by the Executive Committee of the Board of Directors, all other amendments to this Plan requires the approval of the full Board. The Board may delegate ministerial actions to administer the Plan to Company’s Chief Executive Officer or other senior executive officers as the case maybe. The Board may terminate this Plan and settle all outstanding deferred awards. Amendments and termination may occur without prior notification.

XIII.	General Assets

To the extent any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind. No Director shall have any right, title or interest whatever in the assets of the Company.

XIV.	Anti-assignment Rule

A Director may not assign any interest or benefit under this Plan for any purposes. Purported assignments shall be null and void and of no effect. Notwithstanding anything to the contrary herein the Board may, at is sole discretion, make distributions to an alternate payee in accordance with the terms of domestic relations order (See IRC Section 414(p)(1)(B)).

XV.	No Acquired Right
The benefits provided by this Plan shall not rise to the level of an acquired right.

XVI.	Director Stock Ownership Policy

Fully vested but deferred Units shall count toward the ownership requirements under the Director Stock Ownership Policy.

XVII.	Director Duties

Directors must keep the Company advised at all times of his or her current mailing address and other contact information.

XVIII.	Designation of Beneficiary

A Director may designate a beneficiary(ies) by submitting to the Company the beneficiary information in writing according to the format approved by the Company. If a distribution is to be made to a minor, or to a person who is incompetent, the Company may make the distribution to (1) a legal guardian, or if none, to a parent at the minor’s residence, or (2) to a conservator, or (3) to a person having custody of an incompetent payee. Such distribution shall fully discharge the liability under this Plan.

XIX.	IRC Section 409A

This Plan is intended to comply with the Internal Revenue Code and specifically IRC 409A and shall in all respects be administered in accordance with its rules. Distributions may only be made under the Plan upon an event and in a manner permitted under IRC

Section 409A. All payments made upon termination of service or retirement under this Plan may only be made upon a “separation of service” under IRC Section 409A. All deferral elections shall be consistent with permissible elections under IRC Section 409A.

XX.	Plan Administrator and Administration

This Plan shall be administered by the Executive Committee of the Board (“Committee”). The Committee shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for administration of this Plan and to utilize its discretion to decide or resolve any and all questions as may arise in connection with the Plan. The Committee may delegate certain ministerial actions to the Company’s Chief Executive Officer or other senior executive officers as the case maybe.

XXI.	Governing Law

The laws of the State of Connecticut shall govern the construction and administration of the Plan.